Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in the Registration Statements Nos. 333-64836, 333-79409, 333-81639, 2-96887, 33-48831, 33-35810, and 333-57045 on Form S-8 and Nos. 333-18629, 333-25849 and 333-25861 on Form S-3 of Bowne & Co., Inc. of our report dated December 9, 2002 with respect to the combined financial statements of Berlitz GlobalNet Inc. and affiliated entities as of and for the year ended December 31, 2001, which report appears in this Current Report on Form 8-K/A of Bowne & Co., Inc.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
December 11, 2002